Exhibit 99.1

BAZI INTERNATIONAL ANNOUNCES CLOSING OF MERGER WITH TRUE DRINKS

IRVINE, CA. – (PR NEWSWIRE) – October 17, 2012 – Bazi International, Inc (OTCBB: BAZI) (“Bazi”) and True Drinks, Inc. (“True Drinks”) (formerly GT Beverage Company, Inc.) closed their previously announced merger effective October 15, 2012.

The Company’s primary focus will be the creation of shareholder value through the sales of its flagship brand AquaBallTM, a naturally-flavored, vitamin-enhanced water drink for children which is sold in the Company’s proprietary bottles with licensed images from major entertainment companies.  The Company is currently working on the continued development of AquaBall and on expanding its distribution throughout the United States.

In connection with the merger, the prior officers and board members of Bazi have resigned.  The Company has appointed a new chairman, Timothy Lane, and three new directors, Louis Imbrogno, Carl Wistreich, and Lance Leonard, to the Company’s board of directors.  The Company has appointed Lance Leonard as Chief Executive Officer and President and Dan Kerker as Chief Financial Officer, Treasurer, and Secretary.

“We are pleased to have completed the merger and for True Drinks to become a publicly traded company,” commented, Lance Leonard, Chief Executive Officer of True Drinks, Inc. “We believe the public listing will enhance our ability to create shareholder value by aggressively marketing and rapidly expanding the revenue base of AquaBall, our naturally-flavored, vitamin-enhanced low-calorie, low-sugar water drink for kids.  We believe that our product offers parents a great tasting, healthier alternative for their kids than what currently exists in the marketplace, and that our licensing agreements with major entertainment companies makes our unique bottles very attractive to kids.”

Pursuant to the terms and conditions of the Agreement and Plan of Merger between Bazi, True Drinks, and others (the “Merger Agreement”), on the closing date, each holder of shares of True Drinks common stock, par value $0.001 per share, has the right to receive shares of the Company’s newly-created Series A Convertible Preferred Stock, par value $0.001 per share (“Preferred Stock”), which shares of Preferred Stock are convertible into, and represent on an as-converted basis, approximately 95.5% of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), with the remaining 4.5% retained by holders of Common Stock existing immediately prior to the closing date.

In connection with the merger, the board of directors anticipates receiving approval from the requisite number of preferred shareholders (voting on an as-converted basis) to change the name of the Company to True Drinks Holding Company, Inc. and to increase the number of authorized common shares to 4,000,000,000 shares.
Given the number of shares of Common Stock that may issued upon conversion of the newly authorized preferred stock when the conditions to conversion have been satisfied, the board is currently considering whether, following such conversion, an up to 1-for-150 reverse stock split, effected without shareholder approval, may be beneficial to Bazi’s common stockholders.

Following such approval, Bazi anticipates preparing an information statement for its stockholders containing the information with respect to the amendments specified in Schedule 14C promulgated under the Securities Exchange Act of 1934 and describing the proposed amendments.  Bazi will be filing other documents with the Securities and Exchange Commission (the “SEC”) as well.  Investors are urged to carefully read the information statement regarding the proposed amendments and any other relevant documents in their entirety when they become available because they will contain important information about the proposed amendments.  You may obtain copies of all documents filed with the SEC regarding these transactions, free of charge, at the SEC’s website, http://www.sec.gov.

The securities offered to True Drinks’ shareholders were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  The securities were offered and issued only to accredited investors pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder.

About Bazi International, Inc.

Bazi International, Inc., through its operating subsidiary True Drinks, Inc., is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles.  The Company’s naturally-flavored, vitamin-enhanced water drinks that were created as a low-calorie, low-sugar alternative to juice and soda for kids are currently being sold into mass-market retailers throughout the United States.  For more information, please visit www.theaquaball.com and www.truedrinks.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Bazi International, Inc. are intended to identify such forward-looking statements.  Bazi International, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur.  These projections are subject to change and could differ materially from final reported results.  For a discussion of such risks and uncertainties, see "Risk Factors" in Bazi's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
Bazi International, Inc.
18552 MacArthur Blvd., Ste. 325
Irvine, CA 92612
ir@drinkbazi.com
949-203-3500